Exhibit 99.1

Orion Energy Systems, Inc. Announces Preliminary Fiscal 2012 Third Quarter Results

MANITOWOC, Wis. —February 23, 2012 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today its preliminary financial results for its fiscal 2012 third quarter and fiscal year-to-date period ended December 31, 2011.

As previously announced in its press release on February 1, 2012, the Company is currently working through a restatement of its financial statements for its third and fourth quarters of fiscal 2011, including its fiscal 2011 year-end financial statements, and its first and second quarters of fiscal 2012. The Company has engaged its current independent registered public accounting firm to re-audit and restate its fiscal 2011 year-end financial statements rather than its prior independent registered public accounting firm which previously audited such statements.

The Company, together with its independent registered public accounting firm, concluded that generally accepted accounting principles require that revenue be recognized from sales of its solar photovoltaic, or PV, systems using the percentage-of-completion method rather than based upon multiple deliverable elements. The Company’s prior method of accounting for sales of its solar PV systems required it to recognize revenue in two stages (i) when the title to the products had been transferred and (ii) when the service installation was complete. The percentage-of-completion method, however, recognizes revenue over the life of the project as measured by the percentage of costs incurred to date of the total estimated costs for each contract as materials are installed. The percentage-of-completion method requires revenue from the delivery of products to be deferred and the cost of such products to be capitalized as a deferred cost and current asset on the balance sheet. The difference between the percentage-of-completion method and the multiple deliverable elements method is a matter of timing, with no impact on overall earnings or cash flow from the individual contracts.

Fiscal 2012 Outlook

For fiscal 2012, the Company is reducing its previously provided annual revenue and earnings per share guidance. The Company now expects fiscal 2012 revenue to be between $100.0 million and $103.0 million and its fiscal 2012 earnings per share to be between $0.03 and $0.05 per diluted share. The Company’s fiscal 2012 revenue guidance has been lowered based upon current market conditions related to customer capital spending. The earnings per share guidance has been lowered based upon the reduction in revenue guidance and the higher mix of solar PV revenues in fiscal 2012 which has resulted in lower overall gross margins and has impacted earnings per share by approximately $0.06.

The Company currently expects the forecasted ranges for other key financial-statement line items and metrics for fiscal 2012 to be as follows:

•	Gross margin – 30.1% to 31.0%

•	Operating margin – 1.0% to 2.0%

•	Effective tax rate – 38.0% to 40.0%

•	Diluted share count – 23.0 to 23.4 million

•	Capital spending (excluding OTA contract financing)—$4.2 to $4.4 million

•	Depreciation and amortization—$4.0 to $4.1 million

•	Stock-based compensation expense—$1.3 to $1.4 million

The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.

The foregoing financial information reflects the new accounting method described above for the Company’s solar PV system sales, is unaudited and preliminary and is subject to change based upon the Company’s completion of its financial statements restatement process, as well as normal accounting period end review procedures and adjustments.

Third Quarter of Fiscal 2012

For the third quarter of fiscal 2012, the Company reported revenues of $27.4 million, a 16% increase compared to $23.6 million for the third quarter of fiscal 2011.

Total backlog at the end of the third quarter of fiscal 2012 was a record $50.6 million compared to $15.0 million at the end of the fiscal 2011 third quarter and $23.6 million at the end of the second quarter of fiscal 2012. For the third quarter of fiscal 2012, “contracted revenue” was $54.3 million. Contracted revenue is explained in more detail below.

For the third quarter of fiscal 2012, the Company reported net income of $0.1 million, or $0.00 per share. For the third quarter of fiscal 2011, the Company’s net loss was $(0.2) million, or $(0.01) per share.

Nine months ended December 31, 2011

For the first nine months of fiscal 2012, revenues were $79.2 million, a 40% increase compared to $56.5 million for the same period in fiscal 2011. For the first nine months of fiscal 2012, contracted revenue was $111.4 million.

For the first nine months of fiscal 2012, the Company reported net income of $0.8 million, or $0.03 per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per share for the same period of fiscal 2011.

Neal Verfuerth, Chief Executive Officer of Orion commented, “Despite what remains a challenging environment for capital spending, supply chain interruptions and changes in our revenue recognition, the long-term investments we’ve made are beginning to pay off as expected. Expansion of our product and services offering and our wholesale distribution channel provide new and existing customers a holistic approach to managing their energy spend. We have established Orion as the leading “power technology enterprise.” We can take our customers down a path toward “energy independence” – getting them off the grid—at prices per kWh competitive with their utilities. Our strategy and proven track record assure us a sustainably different value proposition in our target markets. We look forward to surpassing the $100 million revenue inflection point and continuing to strengthen the operational leverage we’ve established.”

Cash, Debt and Liquidity Position

The Company had $18.2 million in cash and cash equivalents and $1.0 million in short-term investments as of December 31, 2011, compared to $11.6 million and $1.0 million, respectively, as of March 31, 2011. Total debt was $8.7 million as of December 31, 2011, compared to $5.4 million as of March 31, 2011. There were no borrowings outstanding under the Company’s revolving credit facility as of December 31, 2011, which has an availability of $13.3 million.

Key Business Highlights

During the third quarter of fiscal 2012:

•

The Company increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 7,673 as of the end of the fiscal 2012 third quarter (compared to 7,368 as of the end of the second quarter of fiscal 2012), representing 1.2 billion square feet of installed facilities.

•

Total deployments of the Company’s InteLite® wireless controls increased to 760 customer locations, consisting of 95,294 dynamic control devices (or transceivers) and 613 control panels (compared to 86,329 transceivers and 592 control panels as of the end of the second quarter of fiscal 2012). The deployments represent 42.9 million square feet of installed facilities as of the end of the third quarter of fiscal 2012 (compared to 38.8 million square feet as of the end of the second quarter of fiscal 2012).

•

Total Megawatts, or MWs, under contract from solar projects increased to 24.0 MWs (compared to 11.7 MWs as of the end of the second quarter of fiscal 2012) as of the end of the third quarter of fiscal 2012.

•

Total Apollo® solar light pipes installed increased to 14,467 total units (compared to 14,021 total units as of the end of the second quarter 2012), representing 6.5 million square feet of installed facilities as of the end of the third quarter of fiscal 2012 (compared to 6.3 million square feet of installed facilities as of the end of the second quarter of fiscal 2012).

•

In November 2011, the Company announced an energy efficiency finance partnership with De Lage Landen for the purpose of financing its Orion Throughput Agreements (OTA). The agreement differs from prior debt financings the Company has completed, in that it provides for the non-recourse transfer of ownership of the asset directly to De Lage Landen upon project completion.

•	The Company repurchased 98,300 shares of its common stock at an average price per share of approximately $2.84 under its approved $2.5 million share repurchase plan.

Supplemental Information

In conjunction with this press release, the Company has posted supplemental information on its website which further discusses the financial performance of the Company for the three and nine months ended December 31, 2011. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for its fiscal 2012 third quarter and year-to-date. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.

Conference Call

The Company will host a conference call on Thursday, February 23, 2012 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2012 third quarter performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of the Company’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.

Definition of Contracted Revenues

The Company defines contracted revenues, which is a financial measurement not recognized under GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within 180 days from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.

Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 third quarter and fiscal year-to-date period ended December 31, 2011 (in millions).

	Three months ended December 31, 2011	Nine months ended December 31, 2011
Total contracted revenues	$54.3	$111.4
Change in backlog (1)	(27.0)	(32.3)
Other miscellaneous	0.1	0.1

Revenue—GAAP basis	$27.4	$79.2

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.

Use of Non-GAAP Financial Measures

The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.

About Orion Energy Systems

Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems—consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers—without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:

•	Energy demand by 699,848 kilowatts, or 19.3 billion kilowatt-hours;

•	Energy costs by approximately $1.5 billion; and

•	Indirect carbon dioxide emission by 12.5 million tons.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; (xvi) potential warranty claims; and (xvii) changes based on the completion of our financial statement process, including the related fiscal year 2011 re-audit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company’s Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010 (As Restated)	2011	2010 (As Restated)	2011
Product revenue	$21,633	$24,274	$52,476	$71,843
Service revenue	2,011	3,132	3,997	7,356

Total revenue	23,644	27,406	56,473	79,199

Cost of product revenue	14,134	17,445	34,186	50,429
Cost of service revenue	1,676	2,447	3,091	5,716

Total cost of revenue	15,810	19,892	37,277	56,145

Gross profit	7,834	7,514	19,196	23,054

Operating expenses:
General and administrative	2,709	2,843	8,642	8,640
Sales and marketing	3,235	4,059	10,124	11,562
Research and development	614	548	1,797	1,763

Total operating expenses	6,558	7,450	20,563	21,965

Income (loss) from operations	1,276	64	(1,367)	1,089

Other income (expense):
Interest expense	(98)	(160)	(223)	(397)
Dividend and interest income	189	226	435	594

Total other income	91	66	212	197

Income (loss) before income tax	1,367	130	(1,155)	1,286

Income tax expense (benefit)	1,549	51	(976)	504

Net income (loss)	$(182)	$79	$(179)	$782

Basic net income (loss) per share	$(0.01)	$0.00	$(0.01)	$0.03
Weighted-average common shares outstanding	22,726,426	22,996,050	22,629,776	22,969,169
Diluted net income (loss) per share	$(0.01)	$0.00	$(0.01)	$0.03
Weighted-average common shares outstanding	22,726,426	23,254,830	22,629,776	23,388,651

The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2011	2010	2011
Cost of product revenue	$42	$37	$116	$114
General and administrative	147	144	417	440
Sales and marketing	123	119	377	391
Research and development	9	9	21	21

Total	$321	$309	$931	$966

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011 (As Restated)	December 31, 2011
Assets
Cash and cash equivalents	$11,560	$18,233
Short-term investments	1,011	1,015
Accounts receivable, net of allowances of $436 and $510	24,805	20,831
Inventories, net	29,507	33,212
Deferred contract costs	9,589	2,685
Deferred tax assets	940	1,131
Prepaid expenses and other current assets	2,165	2,584

Total current assets	79,577	79,691

Property and equipment, net	30,017	30,595
Patents and licenses, net	1,620	1,702
Long-term accounts receivable	6,030	8,497
Deferred tax assets	2,345	2,453
Other long-term assets	2,069	2,636

Total assets	$121,658	$125,574

Liabilities and Shareholders’ Equity

Accounts payable	$12,479	$15,488
Accrued expenses and other	2,385	3,667
Deferred revenue, current	8,427	2,596
Current maturities of long-term debt	1,137	2,344

Total current liabilities	24,428	24,095

Long-term debt, less current maturities	4,225	6,341
Deferred revenue, long-term	1,777	1,527
Other long-term liabilities	399	400

Total liabilities	30,829	32,363

Additional paid-in capital	124,195	126,136
Treasury stock	(31,708)	(32,025)
Shareholder notes receivable	(193)	(217)
Accumulated deficit	(1,465)	(683)

Total shareholders’ equity	90,829	93,211

Total liabilities and shareholders’ equity	$121,658	$125,574

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended December 31,
	2010 (As Restated)	2011
Operating activities
Net income (loss)	$(179)	$782
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,341	3,029
Stock-based compensation expense	931	966
Deferred income tax benefit	(595)	(299)
Gain on sale of property and equipment	—	(15)
Change in allowance for notes and accounts receivable	85	74
Other	25	61
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(6,297)	1,433
Inventories	(6,239)	(3,705)
Deferred contract costs	(3,928)	6,904
Prepaid expenses and other assets	(7,498)	(956)
Deferred revenue, current and long-term	3,162	(6,081)
Accounts payable	7,602	3,009
Accrued expenses and other liabilities	(74)	1,283

Net cash (used in) provided by operating activities	(10,664)	6,485

Investing activities
Purchase of property and equipment	(2,887)	(3,398)
Purchase of property and equipment leased to customers under operating leases	(2,126)	(3)
Purchase of short-term investments	(10)	(4)
Additions to patents and licenses	(158)	(184)
Long-term assets	(330)	—
Proceeds from sales of property, plant and equipment	1	5

Net cash used in investing activities	(5,510)	(3,584)

Financing activities
Payment of long-term debt	(528)	(1,260)
Proceeds from long-term debt	2,689	4,583
Proceeds from repayment of shareholder notes	1	47
Repurchase of common stock into treasury	—	(279)
Excess tax benefits from stock-based compensation	193	682
Deferred financing costs and offering costs	(61)	(124)
Proceeds from issuance of common stock	374	123

Net cash provided by financing activities	2,668	3,772

Net (decrease) increase in cash and cash equivalents	(13,506)	6,673
Cash and cash equivalents at beginning of period	23,364	11,560

Cash and cash equivalents at end of period	$9,858	$18,233

EXPLANATORY NOTE REGARDING RESTATEMENT OF FINANCIAL STATEMENTS

The Company has accounted for the correction of an error in its previously issued financial statements in accordance with the provisions of ASC Topic 250, Accounting Changes and Error Corrections. In accordance with the disclosure provisions of ASC 250, when financial statements are restated to correct an error, an entity is required to disclose that its previously issued financial statements have been restated along with a description of the nature of the error, the effect of the correction on each financial statement line item and any per share amount affected for each prior period presented, and the cumulative effect on retained earnings or other appropriate component of equity or net assets in the statement of financial position, as of the beginning of the earliest period presented.

As previously disclosed in a Current Report on Form 8-K, on February 2, 2012, the Company’s management, with concurrence from its independent registered public accounting firm, concluded that the financial statements contained in its Form 10-Q for the quarterly periods ended December 31, 2010, June 30, 2011 and September 30, 2011, as well as the financial statements contained in its Form 10-K for the fiscal year ended March 31, 2011 should no longer be relied upon and must be restated to properly record revenue from its sales of solar photovoltaic systems.

In accordance with ASC Topic 605, Revenue Recognition, the Company’s prior method of accounting for solar photovoltaic systems under the multiple deliverable element method resulted in revenue being recognized (i) when the title to the products has been transferred and (ii) when the service installation is complete. On February 2, 2012, the Company concluded that generally accepted accounting principles, or GAAP, required the Company to record its sales of solar photovoltaic systems under the percentage-of-completion method. Accounting for sales of solar photovoltaic systems under the percentage-of-completion method under GAAP requires that the Company recognize revenue over the life of the project. The Company has determined that the appropriate method of measuring progress on these sales is measured by the percentage of costs incurred to date of the total estimated costs for each contract as materials are installed. The percentage-of-completion method requires revenue recognition from the delivery of products to be deferred and the cost of such products to be capitalized as a deferred cost and current asset on the balance sheet. The percentage-of-completion method requires periodic evaluations of the progress of the installation of the solar photovoltaic systems using actual costs incurred over total estimated costs to complete a project and will require immediate recognition of any losses that are identified on such contracts. Incurred costs include all direct materials, costs for solar modules, labor, subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, and tools. The difference between the percentage-of-completion method of revenue recognition and the multiple deliverable elements method of revenue recognition is a question of timing.

Throughout these financial statements and footnotes, all amounts presented from prior periods and prior period comparisons that have been revised are labeled “As Restated” and reflect the balances and amounts on a restated basis.

The specific line-item effect of the restatement on the Company’s previously issued unaudited condensed consolidated financial statements as of and for the three and nine months ended December 31, 2010 as filed on Form 10-Q/A on August 2, 2011 are as follows (in thousands, except share and per share data):

	Consolidated Balance Sheets as of December 31, 2010
	As Previously Reported	Adjustments	As Restated
Assets:
Accounts receivable	$26,241	$(4,038)	$22,203
Deferred contract costs, current	—	5,528	5,528
Prepaid expenses and other current assets	4,726	(54)	4,672
Total current assets	75,819	1,436	77,255
Total assets	117,352	1,436	118,788

Accrued expenses	3,993	(276)	3,717
Deferred revenue—current	—	2,650	2,650
Total current liabilities	20,617	2,374	22,991

Shareholders’ equity:
Retained deficit	(1,359)	(938)	(2,297)

	Consolidated Statements of Operations
	Three months ended December 31, 2010			Nine months ended December 31, 2010
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Product revenue	$28,048	$(6,415)	$21,633	$58,891	$(6,415)	$52,746
Service revenue	2,008	3	2,011	3,994	3	3,997
Cost of product revenue	19,228	(5,094)	14,134	39,280	(5,094)	34,186
Cost of service revenue	1,674	2	1,676	3,089	2	3,091
Income (loss) from operations	2,596	(1,320)	1,276	(47)	(1,320)	(1,367)
Income tax expense (benefit)	1,931	(382)	1,549	(594)	(382)	(976)
Net income (loss)	756	(938)	(182)	759	(938)	(179)

Net income (loss) per share attributable to common shareholders—basic	$0.03	$(0.04)	$(0.01)	$0.03	$(0.04)	$(0.01)
Net income (loss) per share attributable to common shareholders—diluted	$0.03	$(0.04)	$(0.01)	$0.03	$(0.04)	$(0.01)
Weighted average common shares outstanding—basic	22,726,426	—	22,726,426	22,629,776	—	22,629,776
Weighted average common shares outstanding—diluted	23,110,633	—	22,726,426	22,629,776	—	22,629,776

	Consolidated Statements of Cash Flows
	Nine Months Ended December 31, 2010
	As Previously Reported	Adjustments	As Restated
Net income (loss)	$759	$(938)	$(179)
Accounts receivable	(10,335)	4,038	(6,297)
Prepaid expenses and other assets and liabilities	(5,102)	(5,474)	(10,576)
Accrued expenses	(136)	2,374	2,238
Net cash used in operating activities	(10,664)	—	(10,664)

The specific unaudited and preliminary line-item effect of the restatement on the Company’s previously issued audited condensed consolidated financial statements as of and for the fiscal year ended March 31, 2011 as filed on Form 10-K on July 22, 2011 are as follows (in thousands, except share and per share data):

	Consolidated Balance Sheets as of March 31, 2011
	As Previously Reported	Adjustments	As Restated
Assets:
Accounts receivable	$27,618	$(2,813)	$24,805
Deferred contract costs, current	—	9,589	9,589
Deferred tax assets, current	947	(7)	940
Prepaid expenses and other current assets	2,499	(334)	2,165
Total current assets	73,142	6,435	79,577
Deferred tax assets, non-current	2,112	233	2,345
Total assets	114,990	6,668	121,658

Accrued expenses	2,586	(201)	2,385
Deferred revenue—current	—	8,427	8,427
Total current liabilities	16,202	8,226	24,428

Shareholders’ equity:
Additional paid-in capital	124,805	(610)	124,195
Retained deficit	(517)	(948)	(1,465)

	$0000000.00	$0000000.00	$0000000.00
	Consolidated Statements of Operations Twelve Months Ended March 31, 2011
	As Previously Reported	Adjustments	As Restated
Product revenue	$86,443	$(10,671)	$75,772
Service revenue	6,015	152	6,167
Cost of product revenue	58,251	(8,845)	49,406
Cost of service revenue	4,499	90	4,589
Income (loss) from operations	2,204	(1,764)	440
Income tax expense (benefit)	(243)	(817)	(1,060)
Net income (loss)	1,600	(948)	652

Net income (loss) per share attributable to common shareholders—basic	$0.07	$(0.04)	$0.03
Net income (loss) per share attributable to common shareholders—diluted	$0.07	$(0.04)	$0.03
Weighted average common shares outstanding—basic	22,678,411	—	22,678,411
Weighted average common shares outstanding—diluted	23,198,063	—	23,198,063

	$00000.00	$00000.00	$00000.00
	Consolidated Statements of Cash Flows
	Twelve Months Ended March 31, 2011
	As Previously Reported	Adjustments	As Restated
Net (loss) income	$1,600	$(948)	$652
Deferred income tax benefit	(840)	(226)	(1,066)
Accounts receivable	(11,681)	2,813	(8,868)
Prepaid expenses and other assets and liabilities	(2,748)	(828)	(3,576)
Accrued expenses	(1,542)	(201)	(1,743)
Net cash used in operating activities	(8,737)	610	(8,127)
Excess benefit for deferred taxes on stock-based compensation	541	(610)	(69)
Net cash provided by financing activities	2,635	(610)	2,025

Investor Relations Contact

Scott Jensen

Chief Financial Officer

Orion Energy Systems

(920) 892-5454

sjensen@oesx.com